Exhibit 10.5

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is entered into as of October 28, 2024 by and among STANDEX INTERNATIONAL CORPORATION, a Delaware corporation (the “Borrower”), CITIZENS BANK, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”) and Lender, and the other Lenders party hereto. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

R E C I T A L S

WHEREAS, Administrative Agent, Citizens Bank, N.A., as Multicurrency Administrative Agent, Bank of America, N.A., as Co‑Syndication Agent, Joint Lead Arranger and Joint Book Runner, TD Bank, N.A., as Co‑Syndication Agent, Joint Lead Arranger and Joint Book Runner, JPMorgan Chase Bank, N.A., as Co-Documentation Agent and Truist Bank, as Co Documentation Agent, Borrower, and the Lenders have previously entered into a Third Amended and Restated Credit Agreement dated as of February 2, 2023 (the “Credit Agreement”);

WHEREAS, Borrower has requested certain modifications to the Credit Agreement in connection with the Subject 2024 Acquisitions (as defined below), and Administrative Agent and the Lenders have agreed to such changes pursuant to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by Borrower, the Administrative Agent, and Lenders from a continuing relationship under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

A.        Amendments to Credit Agreement.

1.         The following defined terms appearing in Section 1.1 of the Credit Agreement are hereby amended and restated to read as follows:

“Applicable Margin” means the basis points per annum set forth below will be determined by reference to the Consolidated Leverage Ratio and each change in the Applicable Margin based upon any change in the Consolidated Leverage Ratio shall become effective on the third business day following the receipt by the Administrative Agent pursuant to Section 6.01(b), as the case may be, of the Compliance Certificate together with the financial statements attached thereto for the period most recently ended. Notwithstanding the foregoing provisions, during any period when (A) the Borrower has failed to deliver timely its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b) accompanied by a Compliance Certificate or (B) an Event of Default has occurred and is continuing the Applicable Margin shall be the highest on the grid below regardless of the Consolidated Leverage Ratio at such time. The grid below does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder:

Level	Debt/EBITDA	Undrawn (Commitment Fee) (bps)	SOFR Rate and Foreign Currency Loan Rate (bps)	Alternate Base Rate (bps)
I	≥ 3.25x	30.0	200.0	100.0
II	≥ 2.75x	27.5	175.0	75.0
III	≥ 2.25x	25.0	150.0	50.0
IV	≥ 1.75x	22.5	137.5	37.5
V	≥ 1.25x	20	125.0	25.0
VI	≥ 0.75x	17.5	112.5	12.5
VII	< 0.75x	15	100.0	0.0

Until the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) with respect to the fiscal period ending March 31, 2025, the Applicable Margin shall not be less than Level II, regardless of the actual Consolidated Leverage Ratio at or prior to such time.

“Consolidated EBIT” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) all non‑cash charges including, without limitation, goodwill write-offs and amortization of the inventory step-up and acquired backlog associated with accounting for Permitted Acquisitions, all determined in accordance with GAAP, (iv) an aggregate of up to the lesser of (A) 10% of Consolidated EBITDA (calculated prior to giving effect to this add-back) and (B) $20,000,000 (calculated on a trailing twelve-month basis) of cash restructuring and Permitted Acquisition related expenses to the extent actually paid during such Measurement Period (other than those incurred with respect to the Subject 2024 Acquisitions), (v) an add back of up to $10,500,000 in the aggregate in transaction expenses incurred and actually paid by the Borrower with respect to the Subject 2024 Acquisitions and the 2024 Acquisition Credit Facility, (vi) other non recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), (iii) extraordinary gains and extraordinary losses for such Measurement Period determined in accordance with GAAP, and (iv) gains and losses on Dispositions, provided, however, that Consolidated EBIT for any Measurement Period shall (x) include the EBIT for any Person or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such Measurement Period prior to the date of acquisition, so long as such EBIT has been verified by appropriate audited financial statements or other financial statements acceptable to the Administrative Agent, (y) exclude the EBIT for any Person or business unit that has been disposed of by the Borrower or any of its Subsidiaries, for the portion of such Measurement Period prior to the date of disposition, and (z) with respect to the portion of Consolidated EBIT attributable to a Subsidiary that is not wholly-owned, directly or indirectly, by Borrower, be multiplied by the average percentage of Equity Interests owned by the Borrower, directly or indirectly, in such Subsidiary over such Measurement Period.

“Material Permitted Acquisition” means a Permitted Acquisition with consideration greater than $75,000,000, including, without limitation, the Subject 2024 Acquisitions.

2.         The following new defined terms are hereby added to Section 1.1 of the Credit Agreement:

“2024 Acquisition Credit Facility” means the $250,000,000 term loan facility by and among Borrower, Administrative Agent and the lenders party thereto from time to time entered into on or about October 28, 2024.

“Amran Acquisition” means the purchase by the Borrower of the equity interests owned by Bolt Founders, Inc. in Amran, LLC, a Texas limited liability company, for an aggregate purchase price of $176,674,645.

“Narayan Acquisition” means the purchase by Mold Tech Singapore of all of the equity interests in Narayan Powertech Private Limited, a PLC organized under the laws of India, a PLC organized under the laws of India, for an aggregate purchase price of US$255,883,125.

“Subject 2024 Acquisitions” means, collectively, the Amran Acquisition and the Narayan Acquisition.

3.          Section 7.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.02       Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)         Indebtedness under the Loan Documents;

(b)         Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(c)         Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this subsection (c) shall not, without duplication, exceed $15,000,000 at any time outstanding;

(d)         Indebtedness of one or more Unrestricted Subsidiaries not exceeding $40,000,000, in the aggregate, at any time outstanding (which shall be in addition to the Indebtedness permitted pursuant to Section 7.02(j) below);

(e)         Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor;

(f)         Guarantees by the Borrower of Indebtedness of any Guarantor and by any Guarantor of Indebtedness of the Borrower or any other Guarantor; provided that such Indebtedness is otherwise permitted by this Section 7.02;

(g)         other unsecured Indebtedness of the Borrower and its Subsidiaries; provided that no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness and no Default or Event of Default would occur after giving effect to such incurrence and so long as, on a pro forma basis, the Consolidated Leverage Ratio is less than the Consolidated Leverage Ratio required in Section 7.11(a) (which, if calculated on the Closing Date would be 3.50:1.00) after giving effect to such incurrence;

(h)         Indebtedness of the Borrower and its Subsidiaries under Swap Contracts; provided that such Swap Contracts were entered into in the ordinary course of business and not for speculative purposes;

(i)         Indebtedness incurred in connection with the financing of industrial revenue bonds (“IRB”) or industrial development bonds (“IDB”) including any letters of credit issued in connection with such IRBs or IDBs; provided such Indebtedness does not exceed $15,000,000 in the aggregate at any time;

(j)         unsecured Indebtedness of the Foreign Subsidiaries in an aggregate amount of up to $30,000,000 at the time of incurrence; provided that to the extent the holders of such Indebtedness require a guaranty from the Borrower, the Foreign Subsidiary shall provide to the Administrative Agent, at the Administrative Agent’s option, either (A) an upstream Guaranty of the Obligations in favor of the Administrative Agent or (B) the pledge of sixty‑six percent (66%) of the Equity Interests in such Foreign Subsidiary to the Administrative Agent;

(k)         Indebtedness under the 2024 Acquisition Credit Facility; and

(l)         without duplication of any other provision contained in this Section 7.02, other Indebtedness not to exceed five percent (5%) of Consolidated Tangible Assets in the aggregate at any time outstanding.

4.            Section 7.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.03       Investments. Make or hold any Investments, except:

(a)         Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b)         additional Investments by the Borrower and its Subsidiaries in Loan Parties;

(c)         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)         Guarantees permitted by Section 7.02;

(e)         Investments existing on the date hereof (other than those referred to in Section 7.03(b)(i)) and set forth on Schedule 5.08(e);

(f)         loans and advances to employees of the Borrower or any Subsidiary for business related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, such loans or advances shall not exceed $1,000,000 in the aggregate at any time outstanding;

(g)         if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, investments in Unrestricted Subsidiaries; provided that the aggregate amount of all such investments in Unrestricted Subsidiaries made after the Closing Date shall not exceed $5,000,000 which amount is in addition to that permitted in a Permitted Foreign Acquisition;

(h)         the Subject 2024 Acquisitions;

(i)         Permitted Acquisitions;

(j)         Permitted Foreign Acquisitions;

(k)         Investments constituting loans permitted under Section 7.02(e); and

(l)         without duplication of any other provision contained in this Section 7.03, other Investments not provided for in any other clause of this Section 7.03 not to exceed five percent (5%) of Consolidated Tangible Assets in the aggregate at any time outstanding; provided that this clause (l) is not available for Permitted Foreign Acquisitions.

B.    Representations and Warranties. Borrower represents and warrants to Administrative Agent and the Lenders that: (a) Borrower has the full power and authority to execute, deliver and perform its obligations under the Credit Agreement, as amended by this Amendment, (b) the execution and delivery of this Amendment have been duly authorized by all necessary action on behalf of Borrower; and (c) the representations and warranties contained or referred to in Article V of the Credit Agreement are true and accurate in all material respects as of the date of this Amendment, unless such representations or warranties specifically refer to a prior date; and (d) no Default or Event of Default has occurred and is continuing or will result after giving effect to this Amendment and the transactions contemplated by this Amendment and the Credit Agreement.

C.    Other.

1.    This Amendment shall take effect as of the Effective Date upon the receipt by the Administrative Agent of:

(a)    this Amendment duly executed by the Borrower, the Administrative Agent, and Lender;

(b)    a Third Amended and Restated Guaranty, including Amran, Inc. (“Amran”) as a Guarantor, duly executed by all Guarantors;

(c)    evidence of the closing of the 2024 Acquisition Credit Facility;

(d)    all diligence reasonably requested by the Administrative Agent and/or the Lenders in connection with the Subject 2024 Acquisitions, including copies of all acquisition documents (and exhibits/schedules thereto) together with applicable budgets and projections;

(e)    evidence that all conditions precedent to the Subject 2024 Acquisitions shall have been completed other than the funding of the proceeds of the 2024 Acquisition Credit Facility and the Revolving Credit Borrowings;

(f)    evidence that, with respect to the Amran Acquisition: (a) board approval of Amran, Inc. has been received, (b) no continuing Default or Event of Default exists, (c) Borrower is in pro forma compliance with the financial covenants, (d) Administrative Agent has received confirmation that the assets acquired shall be owned exclusively by the Borrower or one of its Domestic Subsidiaries, and (e) the Amran Acquisition is consistent with Borrower’s corporate strategy and business plan; and

(g)    evidence that, with respect to the Narayan Acquisition: (a) the Subsidiary party to the acquisition is not a Domestic Subsidiary, (b) board approval of Narayan Powertech Private Limited has been received, (c) no continuing Default or Event of Default exists, (d) Borrower is in pro forma compliance with the financial covenants, and (e) the Narayan Acquisition is consistent with Borrower’s corporate strategy and business plan.

2.    This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law rules. All parts of the Credit Agreement not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Credit Agreement shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail. Upon the execution of this Amendment, all references to the Credit Agreement in that document, or in any related document, shall mean the Credit Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Credit Agreement, and, except as specifically provided in this Amendment, the Credit Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of Borrower, the Administrative Agent and the undersigned Lenders, in accordance with the provisions of the Credit Agreement, has caused this Amendment to be executed and delivered by their respective duly authorized officers under seal as of the date set forth in the preamble on page one of this Amendment.

BORROWER:
STANDEX INTERNATIONAL CORPORATION, as the Borrower By: /s/ Ademir Sarcevic Name: Ademir Sarcevic Title: Vice President, Chief Financial Officer

[Signature Page to First Amendment]

CITIZENS BANK, N.A., as Administrative Agent and as a Lender By: /s/ Michael Makaitis Name: Michael Makaitis Title: Senior Vice President

[Signature Page to First Amendment]

BANK OF AMERICA, N.A., as a Lender By: /s/ Kevin G. Cote Name: Kevin G. Cote Title: Vice President

[Signature Page to First Amendment]

TD BANK, N.A., as a Lender By: /s/ Ryan Feeney Name: Ryan Feeney Title: Vice President

[Signature Page to First Amendment]